EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 19th day of January, 2000 by and between PSC INC., a New York corporation (the "Company"), and ANDY J. STORMENT ("Executive").

                                R E C I T A L S :

     WHEREAS, Executive is employed by PERCON INCORPORATED, a Washington corporation ("Percon");

     WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 9, 1999, among the Company, Percon and West Acquisition Corp., a Washington corporation ("Sub"), Sub is merging with and into Percon (hereinafter referred to as the "Merger"), and Percon is becoming a wholly-owned subsidiary of the Company;

     WHEREAS, the Company is desirous of assuring the continued employment of Executive, and Executive is desirous of continued employment with the Company, on the terms set forth herein.

     WHEREAS, because of, among other things, Executive's intimate knowledge of the business of Percon as it is currently conducted and the business of the Company as it will be conducted during the term of this Agreement, the Company and Executive recognize the detrimental effect on such businesses that will result if Executive were to enter into competition with the Company during Executive's employment with the Company and for a reasonable period of time thereafter.

     NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1. Employment. The Company hereby employs Executive as a Senior Vice President. Executive hereby accepts such employment and agrees to remain in the employ of the Company or any of its affiliates (as hereinafter defined) for the Term (as hereinafter defined). In the capacity of Senior Vice President, Executive shall have such duties and responsibilities as are established by the President and Chief Executive Officer of the Company, subject to the oversight of the Board of Directors of the Company. Executive agrees, in performing his obligations hereunder, to use his best efforts and to dedicate his business time, skill, labor and attention to the performance of such obligations on a full-time basis. As used herein, "affiliate" shall mean, with respect to any entity, any other person or entity controlling, controlled by or under common control with such entity.

     2. Term. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination set forth in Section 11, the employment of Executive under this Agreement shall commence on the date hereof and continue through and including the close of business on December 31, 2001, unless extended by the written mutual agreement of the parties hereto (the "Term").

     3.  Compensation.

     (a) Base Salary. As consideration for all services that the Executive will render to the Company and its affiliates in any capacity, the Company shall pay to Executive an annual base salary at the annual rate of $200,000 ("Base
Salary"), payable in accordance with the customary payroll practices of the Company applicable to executive employees, subject to such deductions and withholdings as may be required under applicable federal, state or local laws or as agreed to by Executive.

     (b) Annual Bonus. In lieu of management incentive plan compensation, Executive will be entitled to an annual bonus ("Annual Bonus") for each calendar year during the Term in an amount equal to (i) the product obtained by multiplying the Incremental Gross Margin (as hereinafter defined) for the applicable calendar year by (ii) five percent (5%).

     For purposes hereof, "Incremental Gross Margin" is an amount equal to the product obtained by multiplying (A) the amount by which total sales revenue for the portables products more fully described on Exhibit A hereto ("Portables Products") for the applicable calendar year exceeds the sales revenue targets for Portables Products for the applicable calendar year, also as set forth on Exhibit A by (B) the Gross Margin Percentage (as hereinafter defined) over such year with respect to Portables Products. For purposes of this Agreement, "Gross Margin Percentage" is an amount equal to the quotient obtained by dividing (x) the amount, if any, by which total sales revenue for the Portables Products for the applicable year exceeds the cost of goods sold with respect to the Portables Products for the applicable year by (y) total sales revenue for the Portables Products for the applicable year. For purposes of this Agreement, sales revenue and cost of goods sold shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with the Company's financial statements on the date hereof, and cost of goods sold with respect to the Portables Products shall be determined on a cost allocation basis consistent with that used by the Company on the date hereof, which the Company represents to be a fair and reasonable basis of allocation.

     Payment of the Annual Bonus, if any, shall be made no later than forty-five
(45) days after completion of the calendar year in which the Annual Bonus was earned.

     4. Benefits. Executive shall be entitled throughout the Term and any extension of the Term, if any (but not beyond termination of Executive's employment except as provided in Section 11), to (a) receive all health, dental, disability and life insurance benefits to which full time executive officers of the Company are entitled as to which he meets the eligibility requirements universally applicable to all such executive officers; (b) participate in the Company's "401(k)" plan; and (c) receive an automobile allowance of $800 per month. After he has completed one year of employment with the Company, Executive will be eligible to receive grants of options under the Company's stock option plan, except that the making of any grants of options to Executive and the size of grants shall be subject to the discretion of the Board of Directors of the Company.

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     5.  Expenses.  Executive  shall be reimbursed by the Company for travel and other business expenses incurred in the performance of his duties hereunder, subject to the Company's reimbursement policies.

     6. Confidential Information. Executive agrees that during the Term and thereafter he will (i) hold Confidential Information (as defined below) in strictest confidence and not use such Confidential Information, disclose such Confidential Information to any person or entity or authorize any person to use or disclose such Confidential Information without the written authorization of the Company, except in connection with services Executive is rendering in the normal course of his employment or consultancy (if any) with the Company or any affiliate, (ii) comply with all policies and procedures as the Company may from time to time establish to protect and preserve Confidential Information of which Executive has received notice and (iii) exercise due care in safeguarding Confidential Information against disclosure of any kind or nature, whether intentional or unintentional, and use his best efforts to ensure the maintenance of its confidentiality. As used herein, "Confidential Information" means any confidential information or knowledge or data of the Company or any of its affiliates (including Percon), whether or not patentable or copyrightable, in any way acquired by Executive from the inception of his employment with Percon through the termination of his employment with the Company or any of its affiliates including without limitation information or knowledge (A) of a technical nature, such as, but not limited to, Trade Rights (as defined in the Merger Agreement), methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, manufacturing procedures, techniques, computer databases, source codes, computer codes, designs, programs, prototypes, inventions and computer programs; (B) of a business nature, such as, but not limited to, information about sales or lists of customers (including mailing lists), prices, costs, purchasing, profits, markets, sales and marketing methods, documents, records, contract forms, computer disks containing data and other materials and information relating to the products, services or business of the Company and its affiliates, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records; (C) pertaining to future developments, such as, but not limited to, research and development and future marketing or merchandising plans or ideas; or (D) of or pertaining to the customers and vendors that Executive learns or has learned as a consequence of his employment with the Company or Percon and as to which the Company and/or any of its affiliates has an obligation of secrecy; provided, however, that Confidential Information shall not include information that is or becomes publicly available other than through breach by Executive of his obligations hereunder.

     Executive acknowledges and agrees that the Confidential Information is a valuable asset of the Company, and its protection as confidential is vital to the success of the Business (as defined below). Executive acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company, even if prepared or created, in whole or in part, by Executive, and whether or not directly disclosed or entrusted to Executive by the Company or any other person.

     Immediately upon termination of Executive's employment by the Company, Executive shall deliver to the Company all originals and copies of everything in his possession or under his control that embodies or contains any Confidential Information, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, computer discs, prototypes, price lists, customer lists or information, samples and all other materials.

     The foregoing shall be in addition to any obligation Executive may have under applicable law in respect of trade secrets and other legally protected information.

     7.  Noncompetition.

     (a) To preserve the goodwill associated with the Business and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive hereby covenants and agrees that he will not, directly or indirectly, during the Covenant Period:

         i. engage in, continue in or carry on any business that competes with the Business;

         ii.  own  or  control  any  financial   interest  in   any  Conflicting
     Organization (as defined below) (other than as a holder of not more than five percent (5%) of the combined voting power of the outstanding stock of a publicly-traded company);

         iii. consult with, advise or assist in any way, whether or not for consideration, any Conflicting Organization in any respect, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; or engaging in any form of business transaction on other than an arm's-length basis with any such entity; or

         iv. engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

The parties agree that the geographic scope of the foregoing covenants not to compete shall extend throughout the entire world. In the event a court of competent jurisdiction determines that the provisions of this Section 7 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Executive hereby acknowledges that the foregoing provisions are reasonable.

     (b) As used herein,

         i. The term "Conflicting Organization" means any person (including Executive as sole proprietor), entity, corporation, partnership, joint venture or other organization, or the part or division of any diversified organization, engaged in or planning or attempting to become engaged in the Business. Without limitation, Symbol Technologies, Inc.; Metrologic
     Instruments Inc.; Telxon Corporation; Welch Allyn Data Collection, Inc./Hand Held Products Inc.; Intermec Technologies Corp. (UNOVA); Teklogix Corp. and any subsidiary, joint venture or affiliate of any of the foregoing shall each be deemed a Conflicting Organization.

         ii. The term "Business" means the design, engineering, development, manufacture, marketing, distribution, sale, license and/or service of Business Products (as defined below); provided, however, that following the Termination Date (as defined below), the meaning of the term "Business" will be determined based upon Business Products determined as of the Termination Date.

         iii.The term "Business Products" means: (1) radio frequency and batch portable data collection terminals, (2) fixed station and integrated decoders, (3) hand-held or fixed laser, CCD or image scanners, (4) warehouse management and fixed asset management application software, (5) products, services, applications, systems and technologies of the Company and its affiliates relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, electronic interchange of bar coded or related data and RFID readers, including without limitation self check-out systems, verification products and electronic shelf labeling products, and (6) products that are being developed, manufactured, marketed, distributed, sold, licensed or serviced by the Company or any affiliate of the Company or are within the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company.

         iv. The term "Covenant Period" means the period commencing on the date hereof and ending on the later of (1) the date one (1) year after the date Executive's employment with the Company terminates for any reason or (2) if Executive receives payments under Section 11(a)(i) or pursuant to the agreement described in Section 16, the date through which the Company makes such payments.

     8.  Nonsolicitation.

     (a) Customers. As an independent obligation of Executive, Executive will not, on behalf of a Conflicting Organization, during the Covenant Period, be connected in any way with the solicitation of any then current or potential customers of the Company or its affiliates.

     (b) Employees. During the Covenant Period, Executive will not, other than on behalf of the Company or any of its affiliates, employ, induce to leave the employ of the Company or any affiliate of the Company, or associate as a partner, member or otherwise in a direct, material business relationship with
(i) any employee, consultant or sales representative of the Company or any affiliate of the Company, (ii) any person who shall have been an employee, consultant or sales representative of the Company or any affiliate of the Company within the one-year period prior to the expiration or termination of the Term and any extension thereof or (iii) any person who shall have been an employee, consultant or sales representative of the Company or any affiliate of the Company at any time during the one year after the date hereof who became known to Executive prior to the date hereof by virtue of his relationship with the Company or any affiliate of the Company. This paragraph shall not apply to employees whose duties are secretarial or clerical or to employees whose employment the Company or any affiliate of the Company has terminated after the date hereof.

     9.  Inventions; Creative Works.

     (a) Executive will promptly disclose to the Company, in writing, all ideas, discoveries, designs, improvements, innovations and inventions (collectively referred to herein as "Inventions"), whether patentable or not, either relating to the existing or planned business, products, processes, or procedures of the Company, or any parent or subsidiary of the Company, or suggested by or resulting from Executive's work at the Company, or resulting wholly or in part from the use of the Company's time, material, facilities or ideas, that Executive has made or conceived or may make or conceive, whether or not during working hours or with the Company's resources, alone or with others, at any time during Executive's employment or within one year after termination thereof. Executive agrees that all such Inventions shall be the exclusive property of the Company.

     (b) Executive hereby assigns to the Company all Executive's rights and interests in and to all such Inventions and all patents and copyrights that may be obtained on them in this and all foreign countries. At the Company's expense, but without charge to it, Executive will execute, acknowledge and deliver to the Company any specific assignments to any such Inventions or other relevant documents and take any such further action as may reasonably be considered necessary by the Company at any time during or subsequent to the period of Executive's employment to obtain or defend letters patent in any and all countries or to obtain documents relating to registration, ownership or transfer of copyrights, or to vest title in such Inventions in the Company or its successors or assigns or to obtain for the Company any other legal protection for such Inventions, and Executive will continue to provide reasonable cooperation in this manner even after Executive's employment by the Company terminates.

     (c) Executive represents that there are no Inventions, if any, patented or unpatented, that Executive conceived or made prior to his employment by the Company or Percon that Executive wishes to exclude from this Agreement.

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     (d) Executive  acknowledges that all Creative Works (as defined below) that are covered by the definition of a "work made for hire" under 17 U.S.C. ss.101 of the U.S. Copyright Act of 1976 (the "Copyright Act"), either relating to the existing or planned business, products, processes, or procedures of the Company, or any parent or subsidiary of the Company, or suggested by or resulting from Executive's work at the Company, or resulting wholly or in part from the use of the Company's time, material, facilities or ideas, that Executive has made or conceived or may make or conceive, whether or not during working hours or with the Company's resources, alone or with others, at any time during Executive's employment or within one year after termination thereof, will be considered a "work made for hire", and the Company will be regarded as the author and owner of all copyrights in any such works. As to any such Creative Works that are not "work made for hire" under the Copyright Act, such that Executive is regarded as the copyright author and owner, Executive hereby assigns and agrees to assign to the Company all of his right, title and interest in any such Creative Works Executive authors, either solely or jointly with others, at any time during Executive's employment or within one year after termination thereof, either relating to the existing or planned business, products, processes, or procedures of the Company, or any parent or subsidiary of the Company, or suggested by or resulting from Executive's work at the Company, or resulting wholly or in part from the use of the Company's time, material, facilities or ideas, that Executive has made or conceived or may make or conceive, whether or not during working hours or with the Company's resources. Executive agrees that all such Creative Works shall be the exclusive property of the Company. As used herein, "Creative Works" shall mean any and all original works of authorship fixed in any tangible medium of expression, including but not limited to writings, compilations of data, charts, forms, drawings, software, videos, photographs, music, designs and mask works, and further including but not limited to any other subject matter for which copyright or mask work protection would apply,
specifically   including   original  or  revised  designs,   computer  software,
advertising and marketing materials, instructional and procedural manuals, and related documents and copies thereof.

     10. Injunctive Relief. Executive agrees that the provisions and restrictions of Sections 6, 7, 8 and 9 are necessary to protect the legitimate continuing interests of the Company, that any violation or breach of these provisions will result in irreparable injury to the Company for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to injunctive and other equitable relief without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

     11. Termination of Employment.

     (a) Termination of Employment Without Cause. In the event of the termination of employment of Executive by the Company prior to the expiration of the Term without Cause (as hereinafter defined) or the voluntary termination of employment by Executive for Good Reason (as hereinafter defined), Executive shall be entitled to receive only (i) from the effective date of such termination (the "Termination Date") until the expiration of the Term or the first anniversary of the Termination Date, whichever is later, an amount equal to Executive's Base Salary at the annual rate in effect at the Termination Date,
(ii) reimbursement for any and all monies advanced in connection with Executive's employment for expenses incurred by Executive through the Termination Date, subject to the Company's reimbursement policies, (iii) the pro rata portion of any Annual Bonus payable for the calendar year in which the termination occurred, determined on the basis of the number of days Executive was employed by the Company during the year in which such termination occurred,

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(iv)  Executive's  then current health,  dental,  life and accidental  death and dismemberment insurance benefits for a period until the expiration of the Term or the first anniversary of the Termination Date, whichever is later, and (v) all other payments and benefits to which Executive may be entitled pursuant to this Agreement or under the terms of any Company benefit plan in which Executive was participating through the Termination Date. Payment of amounts set forth in clause (i) above shall be made in accordance with the Company's prevailing practice; with respect to clauses (iv) and (v) above, pursuant to the terms of the benefit plan establishing such benefit; with respect to clause (ii), within ten (10) business days after the later of the Termination Date or the submission of satisfactory documentation; and with respect to clause (iii), no later than forty-five (45) days after completion of the calendar year in which the Annual Bonus was earned. In the event of Executive's death while receiving severance payments hereunder, all remaining severance installment payments otherwise payable to Executive hereunder will be paid in the same amounts and in the same manner to Executive's heirs and legal representatives. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

     For purposes of this Agreement, "Cause" shall mean (A) Executive's failure (it being understood that a failure to achieve performance goals in and of itself or an inability to act because the Company fails to provide adequate supporting resources shall not constitute "failure" for purposes of this definition) or refusal to perform such services as may reasonably be delegated or assigned to Executive, consistent with Executive's position (except to the extent such failure or refusal to perform is a direct result of a relocation of the location of Executive's principal office to a location more than twenty-five
(25) miles from Eugene, Oregon) or Executive's violation of express Company policies, (B) Executive's gross negligence in connection with the performance of Executive's duties, (C) Executive's commission of acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense that, in any such case, materially affects Executive's ability to perform Executive's duties for the Company or any of its affiliates or may materially adversely affect the Company or any of its affiliates, (D) Executive's conviction of a felony, or (E) the violation of a material law by the Company or any affiliate where Executive willfully caused the Company or such affiliate to commit such violation. Termination of the services of Executive for Cause shall not be effective unless and until acted upon by the Board of Directors of the Company and unless and until written notice shall have been given to Executive which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based. Notwithstanding the preceding sentence, in connection with the termination of the services of Executive for Cause under clause (A) above, the Board of Directors of the Company shall take no action until Executive has been provided written notice of the services Executive has failed or refused to perform, or the policies Executive has violated, and such failure or refusal, or such violation, remains unremedied for thirty (30) days after Executive has received such notice.

     For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following: (A) a material reduction of Executive's duties, title, authority or responsibilities with the Company relative to Executive's duties, title, authority or responsibilities with the Company as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities, other than such changes in duties, title, authority and responsibilities as may be a natural consequence of Percon becoming a wholly owned subsidiary of the Company; (B) a material violation of

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the Company's obligations under this Agreement;  (C) a material reduction by the
Company in the kind or level of employee benefits (other than the Base Salary and Annual Bonus provided for by Section 3(a) and 3(b) of this Agreement) to which Executive was entitled immediately prior to such reduction, with the result that Executive's overall benefits package is materially reduced, unless the overall benefits package of executive officers of the Company generally is similarly reduced; (D) the relocation of Executive to a facility or a location more than 25 miles from the city, village, town or other municipality in which Executive is then located; or (E) the failure of the Company to obtain the assumption of this Agreement by any successors to the Company's business. Termination of the services of Executive for Good Reason shall not be effective unless and until written notice shall have been given to the Company which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based. Notwithstanding the preceding sentence, in connection with the termination of the services of Executive for Good Reason under clause (A), (B) or (C) above, no such termination may be effective unless Executive has provided to Company written notice identifying with specificity each and every factual basis or incident upon which the termination is based and such basis or incident remains unremedied for thirty (30) days after Executive has delivered such notice.

     (b) Termination for Cause or by Voluntary Resignation. If, during the Term, Executive's employment is terminated by the Company for Cause or terminated by Executive's voluntary resignation other than for Good Reason, then Executive shall be entitled to receive only (i) Executive's Base Salary earned through the Termination Date and (ii) reimbursement for any and all monies advanced in connection with Executive's employment for expenses incurred by Executive through the Termination Date, subject to the Company's reimbursement policies.

     Payment of amounts set forth in clause (i) above shall be made in accordance with the Company's normal practice for payment of final wages to terminating employees; and with respect to clause (ii), within ten (10) business days after the later of the Termination Date or the submission of satisfactory documentation.

     (c) Termination by Reason of Death or Disability. If, during the Term, Executive's employment is terminated by reason of death or disability, then Executive (or in the event of Executive's death, his estate, heirs and beneficiaries, as applicable) shall be entitled to receive only (i) all Base Salary earned through the Termination Date; (ii) reimbursement for any and all monies advanced in connection with Executive's employment for expenses incurred by Executive through the Termination Date, subject to the Company's reimbursement policies; (iii) the pro rata portion of any Annual Bonus payable for the calendar year in which the termination occurred, determined on the basis of the number of days Executive was employed by the Company during the year in which such termination occurred, and (iv) all other payments and benefits to which Executive may be entitled pursuant to this Agreement or under the terms of any Company benefit plan in which Executive was participating through the Termination Date.

     Payment of amounts set forth in clause (i) above shall be made in accordance with the Company's normal practice; with respect to clause (iv) above, pursuant to the terms of the benefit plan establishing such benefit; with respect to clause (ii), ten (10) business days after the later of the Termination Date or the submission of satisfactory documentation; and with respect to clause (iii), no later than forty-five (45) days after completion of the calendar year in which the Annual Bonus was earned.

     (d) Notwithstanding the foregoing, the Company may condition the entitlement of Executive or his estate, heirs and beneficiaries, as applicable, to any payment or benefit under this Section 11 upon receipt of a fully executed general release in favor of the Company and its affiliates in reasonable form to be prepared by the Company, except that Executive shall not be required to release entitlements to indemnification under applicable law or the charter or bylaws of the Company and its affiliates, rights under this Section 11 or rights under Section 5.10 of the Merger Agreement.

     (e) Without limitation, the provisions of Sections 6, 7, 8 and 9 shall survive the termination of Executive's employment for any reason.

     12. Notice. All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by certified or registered mail, return receipt requested, or by a recognized express courier or delivery service, addressed to the parties hereto at the following addresses:

     If to Executive:

     Mr. Andy J. Storment
     855 Lariat Drive
     Eugene, OR  97401

     Copy to:

         Perkins Coie LLP
         1211 S.W. Fifth Avenue, Suite 1500
         Portland, Oregon 97204-3715
         Attention:  Roy W. Tucker

     If to the Company:

         PSC Inc.
         675 Basket Road
         Webster, New York 14580
         Attention: Elizabeth J. McDonald

     Copy to:

         Patrick G. Quick
         Foley & Lardner
         777 East Wisconsin Ave.
         Milwaukee, Wisconsin  53202
or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. If notice is personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by express courier or delivery service pursuant to this paragraph, such communication shall be deemed delivered upon actual receipt or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

     13. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

     14. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, then the validity or unenforceability shall not affect any other term of this Agreement. This Agreement shall be enforced to the broadest extent possible under the law.

     15. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Oregon, without reference to conflict of law principles of any jurisdiction (including without limitation Oregon) which would result in the application of the domestic substantive laws of any other jurisdiction.

     16. Change in Control. Simultaneous with the execution hereof, Executive and the Company are entering into a Change-in-Control (the "Change in Control Agreement"). Anything in this Agreement to the contrary notwithstanding, if there is a Change in Control (as defined in the Change in Control Agreement) of the Company at a time that the Change in Control Agreement is in effect and if Executive's employment is thereafter terminated at such time as this Agreement and the Change in Control Agreement are still in effect, then the obligations of the Company and the rights of Executive in respect of such termination shall be as provided in the Change in Control Agreement rather than this Agreement.

     17. Termination Obligations. Executive agrees that if his employment hereunder is terminated for any reason, then he will meet at a mutually agreeable time and location (upon which the Company and Executive will use their best efforts to agree) with a representative of the Company to discuss, among other matters, the provisions of this Agreement and Executive's obligations hereunder within three (3) business days after his termination.

     18. Assignment. Neither this Agreement nor any interest herein may be assigned by Executive. The Company may freely assign this Agreement and any and all interest herein to any person or entity that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or in connection with a transfer, directly or indirectly, of all or substantially all of the business of the Company or Percon.

     19. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing, signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive and his heirs, executors, administrators and legal representatives. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20. Entire Agreement; Amendment. This Agreement and the Change in Control Agreement contain the entire agreement between the parties with respect to the employment of Executive by the Company or Percon and supersede all previous agreements related to the employment of Executive by the Company or Percon. Notwithstanding the foregoing, Executive acknowledges he has independent obligations under that certain Noncompetition Agreement between Executive and the Company dated as of the date hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

     IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date first above written.

                                   PSC INC.


                                   By:
                                      --------------------------------
                                   Its:
                                       -------------------------------


                                   EXECUTIVE:


                                   -----------------------------------
                                   Andy J. Storment

                                                                       EXHIBIT A
                                                                       ---------

As used herein, "Portables Products" means (a) all products and services of Percon and its affiliates immediately prior to the date hereof and (b) those products and services of PSC within its Commercial/Industrial HHLS Business immediately prior to the date hereof.

                                                    Targets
                                                    -------

                                  1999 Total      2000 Total     2001 Total
                                 (in millions)   (in millions)  (in millions)
Portables Product areas:

     1.  Existing Percon Business     $32              $39            $45
         1999 = $35 million
         2000 = $42 million

     2.  Existing PSC Commercial/     $36              $40            $44
         Industrial HHLS Business
         1999 = $36 million
         2000 = $40 million


EXAMPLE: Sales of Portables Products are $89 million in Year 2000 and gross margin percentage is 45%.

  $89  -   $79  =  $10 million x 45%  =  $4.5 million  x   5%     =   $225,000
million  million   Incremental  Gross     Incremental   Incentive      Annual
 Actual    Base       Sales     Margin   Gross Margin     Factor    Bonus Earned



Notwithstanding the foregoing, if sales of Portables Products exceed $68 million but are less than $79 million in Year 2000, then Executive shall be entitled to an Annual Bonus of $25,000 for such year. Notwithstanding the foregoing, if sales of Portables Products exceed $79 million but are less than $89 million in Year 2001, then Executive shall be entitled to an Annual Bonus of $25,000 for such year.